OPERATING AGREEMENT OF SU DISTRIBUTION LLC

      This OPERATING AGREEMENT (the "Agreement"), is made and entered into as of this 9th day of April, 2004, by and between SU Productions, LLC ("Member A") and NT Media Corp. ("Member B"). Member A and Member B are sometimes referred to herein as the "Members".

                                    RECITALS

      A. The Members propose to distribute a home video/DVD product tentatively entitled "Strippers Untamed" (hereinafter referred to as Project "1") and any other projects which the Members mutually agree to develop, produce and/or distribute (collectively, the "Business").The Members further propose that their organization take the form of a California Limited Liability Company. It is the intention of the Members that this Limited Liability Company satisfies the requirements to be classified as a partnership for federal tax purposes. This Agreement shall not become effective unless and until Member B's audit firm has approved the terms of same as it relates to matters pertaining to revenue recognition.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Members hereby covenant and agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      The following defined terms used in this Agreement shall have the respective meanings specified below.

      "Act" means the California Beverly-Killea Limited Liability Company Act, as amended. To the extent that any provision of this Agreement is in conflict with a provision of the Act and that provision may be waived pursuant to the terms of the Act, then the provision shall be deemed to be waived by this Agreement.

      "Gross Revenue" shall be defined to mean all cash earned and received by or on behalf of the Company (and not otherwise subject to defeasement in any manner) in respect of the exploitation of the Video throughout the world, including but not limited to any advances, minimum guarantees, royalties, and license fees actually received by the Company from any sub-licensee or sub-distributor in any market or Media.

      "Direct Operational Costs" shall be defined as costs incurred directly or indirectly on behalf of the Company, or for the benefit of the Company, including but not limited to, all costs associated with the distribution, advertising and exploitation of the Video, as well as general overhead costs of the Company including the appropriate allocation of office rent, general office material (but specifically excluding the general overhead costs of a Member), production and printing of Company promotional and administrative materials, office supplies, general Company accounting, legal and other professional fees incurred both in connection with the formation of and subsequent to the establishment of the Company.

      "Manager" shall be Michael Swerdlick or any Person designated by mutual approval of Member A and Member B.

      "Media" shall mean all distribution rights in all media now known or hereafter created or invented, including without limitation (i) the theatrical, non-theatrical, or public (i.e. non-household viewing) video exhibition of the Video, (ii) all television, including without limitation standard broadcast television, pay cable, free cable, pay-per-view (including both residential and non residential) and any other form of demand view, satellite free and pay, or terrestrial free or pay, (iii) all computer and home video devices, including without limitation, tape or laser disc based systems, inter-active video game technology including without limitation, DVD, CD-I or CD-Rom or other home computer based system, or any other system designed to permit the exhibition of the Video in a residential or other non-theatrical setting, (iv) airlines and ships; but excluding all ancillary and allied rights such as merchandising, publishing and subsequent production rights.

      "Net Cash from Operations" shall be defined as Gross Revenues from all sources less Direct Operational Costs.

      "Person" shall mean any individual, limited liability company, partnership, association, governmental instrumentality, corporation, trust or other legal person or entity.

      "Tax Matters Member" shall mean the Member B for the purposes of Section 6231(a)(7) of the Internal Revenue Code (the "Code").

      "Video" shall mean the video/DVD film owned and controlled by Member A, the distribution rights of which are licensed hereunder, currently entitled "Strippers Untamed".

                                    ARTICLE 2
                              FORMATION OF COMPANY

      2.1 Formation. The Members hereby organize a limited liability company, SU Distribution LLC (the "Company"), pursuant to the Act and the terms of this Agreement for the purposes hereinafter set forth. Each of Members A and B (and their permitted successors in interest) are referred to herein individually as a "Member," and collectively as the "Members." The Manager shall manage the Company.

      2.2 Name. The name of the Company shall be:

                               SU DISTRIBUTION LLC

The Company shall be a California Limited Liability Company. The Company shall cause Articles of Organization to be prepared, executed and filed with the Secretary of State.

      2.3 Principal Office. The principal office and head-quarters of the Company shall be at 18034 Ventura Boulevard, #236, Encino, California 91316-3516 or at such other place as the Members may, from time to time, mutually approve (the "Principal Office").

      2.4 Term. The Company shall commence as of the date of this Agreement and shall continue until April 8, 2014 (the "Term") unless sooner terminated as otherwise provided in this Agreement. Notwithstanding the foregoing sentence, the Term of this Agreement shall not expire provided that Member B continues to fund production of additional projects in accordance with Paragraph 10.2 below.

                                    ARTICLE 3
                               PURPOSES AND POWERS

      3.1 Purposes. The Company is formed for the purpose of engaging in the Business and engaging in such other business that may be approved by all of the Members.

      3.2 Powers. The Company shall have such powers as are necessary or appropriate to carry out the purposes of the Company and for the protection and benefit of the Company. The Company may carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly through one or more of its subsidiaries or affiliates, alone or with associates, or as a member or as a participant in any firm, association, trust, limited liability company, corporation, partnership or other entity. Although the Company may engage in any or all of the above activities, the Company need not engage in any one or more of them.

                                    ARTICLE 4
                              INTERESTS OF MEMBERS

      4.1 Interests. Except as otherwise expressly stipulated herein, the interest of the respective Members in the assets, profits and losses of the Company shall be owned forty-nine percent (49%) by Member A and fifty-one percent (51%) by Member B. Notwithstanding the foregoing, Net Cash from Operations shall be distributed, as determined by the parties, in such proportions among the Members as follows:

            (a) Notwithstanding the Term of this Agreement, five-sixths (5/6) of the Net Cash from Operations shall be paid to Member B and one-sixth (1/6) of the Net Cash from Operations shall be paid to Member A until such time, if ever, as an aggregate of the initial Cash Contributions of the Members has been paid pursuant to this subparagraph (a);

            (b) Next, one hundred percent (100%) of Net Cash from Operations shall be paid to End, Inc. (or the designee of Robert Blagman) solely for the personal services of Robert Blagman ("End") for its promotional and sales services related to Project 1, until such time, if ever, as End has received Ten Thousand Dollars ($10,000) pursuant to this subparagraph (b), In the event that End, Inc. does not render services on any projects subsequent to Project 1, the parties hereto shall be free to negotiate with a third party for such services, provided however, that unless agreed to in writing by the parties, neither party shall be obligated to reduce its interest as a member pursuant to this Paragraph;


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

            (c) Notwithstanding the Term of this Agreement Project 1), next, five-sixths (5/6) of Net Cash from Operations shall be paid to Member B and one-sixths (1/6) of Net Cash for Operations shall be paid to Member A until such time, if ever, as the aggregate of the initial Cash Contributions of the Members has been paid pursuant to this subparagraph (c);

            (d) Notwithstanding the Term of this Agreement, next, forty-seven-and-one-half percent (47-1/2%) of Net Cash from Operations shall be paid to Member B, forty-seven-and-one-half percent (47-1/2%) of Net Cash from Operations shall be paid to Member A and five percent (5%) of Net Cash from Operations shall be paid to End (or the designee of Robert Blagman) solely for the personal services of Robert Blagman, until such time, if ever, as Two Million Four Hundred Thousand Dollars ($2,400,000) has been paid pursuant to this subparagraph (d); and

            (e) Then, all Net Cash from Operations remaining thereafter, if any, shall be divided sixty-three-and-one-third percent (63-1/3%) to Member A, thirty-three-and-two-thirds percent (33-2/3%) to Member B and five percent (5%) to End on a continuing and ongoing basis in perpetuity notwithstanding the Term of this Agreement.

With respect to any Projects subsequent to Project 1, Paragraphs 4.1(c) and 4.1(d) shall be deleted an the calculation of the interests payable to the Members shall be paid pursuant to Paragraphs 4.1(a), (b), (d), and (e) in such order.

      4.2 Continuation of Interest. The interest of each Member in the Company as provided in Section 4.1 shall continue unless and until some or all of such interest is assigned pursuant to Article 9.

      4.3 Limited Liability. No Member, including the Manager, shall be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort or otherwise.

                                    ARTICLE 5
                         CAPITAL CONTRIBUTIONS AND OTHER
                          CONTRIBUTIONS OF THE MEMBERS

      5.1 Cash Contribution of all Members. Each Member shall contribute to the Company the initial cash contribution as set forth on Schedule "A" attached hereto, as and when reasonably designated by the Members. Schedule "B" attached hereto, shall be provided to the Members prior to completion of production of Project 1, and shall be updated as required by the Members.

      5.2 Additional Contribution of Member A. Member A shall license the distribution rights to the Video to the Company, but no other rights such as subsequent production rights, underlying copyrights or trademarks therein, all of which are reserved to Member A.

      5.3 Additional Cash Contributions. Upon the unanimous approval of all of the Members, the Members may jointly call for additional cash contributions to the Company; provided however that no Member shall be required to make cash contributions pursuant to this Section 5.3 without such Member's specific approval thereof.


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

      5.6 Loans by Members. With the approval of all of the Members, any Member (including the Manager) may lend funds to the Company. Any loan made by a Member to the Company shall be upon such terms and conditions (including interest) as the Manager shall reasonably determine. In the event a Member makes a loan to the Company, the principal amount of such loan and any interest accrued thereon shall be repaid in its entirety prior to the making of any distribution to the Members.

      5.7 No Withdrawals. The capital of the Company shall not be withdrawn except as hereinafter expressly stipulated.

                                    ARTICLE 6
                            MANAGEMENT OF THE COMPANY

      6.1 Management. The business and affairs of the Company shall be managed under the direction of each Member, provided however, it is understood that the Manager shall manage and direct the day to day the business and affairs of the Company. The Manager shall have the authority to act for and on behalf of the Company as determined by the Members, including the authority to enter into agreements (including distribution agreements for the Video) on behalf of the Company subject to good faith consultation and approval of Member B which shall not be unreasonably withheld. Member A and Member B shall mutually agree on the designation of the Manager. Michael Swerdlick is hereby designated as the Manager. Notwithstanding the foregoing, in the event of the death, disability, or resignation of Michael Swerdlick as Manager, Member B shall have the automatic right to appoint a designee as the Manager. In the event of Michael Swerdlick's resignation, such resignation shall be in writing. Swerdlick shall not be removed as the Manager without the approval of all of the Members.

      6.2 Meetings of Members. No annual or regular meetings of Members are required. Meetings of Members may be held at such date, time and place, and in such manner, as the Manager may determine.

                                    ARTICLE 7
                           BOOKS AND RECORDS, AUDITS,
                           CAPITAL ACCOUNTS AND TAXES

      7.1 Books; Statements. The Company shall keep accurate, full and complete books and accounts showing its assets and liabilities, operations, transactions and financial condition. All financial statements shall be accurate in all material respects, shall present fairly the financial position and results of the Company and shall be prepared in accordance with generally accepted accounting principles consistently applied. The Members shall mutually determine the methods to be used in the preparation of financial statements and federal, state and municipal income and other tax or information returns for the Company, in connection with all items of income and expense including, but not limited to, valuation of assets, the method of depreciation, elections, credits and accounting procedures. The parties hereby agree that Member B shall have the final approval with respect to matters affecting accounting, finance and revenue recognition matters in connection with the distribution of the Video.


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

      7.2 Where Maintained; Access. The books, accounts and records of the Company shall be at all times maintained at the Principal Office. Each Member shall have access to and may inspect and copy the books, accounts and records of the Company, provided that any request for access to the books, accounts and records of the Company must be reasonable.

      7.3 Audits. In addition to the foregoing, any Member may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Company. Audits may be on either a continuous or a periodic basis or both and may be conducted by employees of any Member, or of an affiliate of any Member, or by independent auditors retained by the Company or by any Member. Member B shall have the right to conduct any audits that may be required arising out of Member B's status as a publicly traded company.

      7.4 Capital Accounts. A separate capital account shall be maintained for each Member in accordance with the Code.

                                    ARTICLE 8
                                   FISCAL YEAR

      8.1 Fiscal Year. The fiscal year of the Company shall be January l, through December 31, unless the Members shall approve any change thereto.

                                    ARTICLE 9
                    ASSIGNMENT AND RIGHTS TO SALE OF INTEREST

      9.1 Transfer of Interest. No Member may sell, assign, gift, transfer, hypothecate or encumber all or any part of its membership interest without the express written consent of all of the Members.

                                   ARTICLE 10
                        COMPETITION / ADDITIONAL PROJECTS

      10.1 No Restriction on Competition. Each Member and its affiliates are expressly permitted, either directly or indirectly, to engage in or possess an interest in an activity, the purpose or business of which is either similar to, identical to, or competitive with the development, production, and exploitation of video or other motion pictures during the Term of the Company. No Member shall have any obligation (but each Member shall have the right) to bring other projects or opportunities to the Company.

      10.2 Additional Projects: Notwithstanding that which is contained in Paragraph 10.1 above, Member B hereby acknowledges that Member A has the unfettered right to produce and otherwise exploit subsequent productions derived or related to the Video; provided that if Member B fully funds its initial Cash Contribution, then Company shall have the right of first-negotiation to acquire distribution rights on the next video/DVD produced by Member A (pursuant to the same terms and conditions as that of Project 1) utilizing the trademark "Stripper Untamed", which right shall roll for each successive video/DVD if Company acquires distribution rights in the immediately prior video/DVD. Nothing contained herein shall limit Member B's right to assign this Agreement in whole or in part to any party acquiring all or substantially all of Member B's assets, or for Member B to assign its right to receive any amounts due to it pursuant to this Agreement to any party. Without limiting the foregoing, neither party shall assign this Agreement in whole or in part to any third party without the written consent of all Members.

            In accordance with this Paragraph 10.2, in the event that Member B elects not to proceed with any additional projects subsequent to Project 1 (on a rolling basis as set forth in Paragraph 10.1 above), and in the further event that Member A elects to produce additional projects alone or with a third party, then Member B shall have the perpetual interest set forth in Paragraph 4.1(e) above in all subsequent productions derived in any way from Project 1 on a pro-rata basis (based on the continuous number of projects produced) to a hard floor of twelve percent (12%) of thirty-three and two-thirds percent (33 2/3.5%) of one hundred percent (100%) of the amounts received in connection with such subsequent productions derived from Project 1 regarding of the parties involved of such production. In calculating the amounts which shall be due to Member B pursuant to this Paragraph, the Company shall only be permitted to first deduct the actual out-of-pocket third party costs of production, which shall specifically exclude any interest, overhead, or producer fees payable to Member A or his designee.

            For the purpose of determining the differentiation between each Project, Member A shall present each future Project to Member B in the group of episodes (or individual videos/DVD) that comprise such Project. After such presentation of the future Projects, Member B shall determine whether it shall participate in such Project in accordance with the terms of this Agreement.

                                   ARTICLE 11
                             DISSOLUTION IN GENERAL

      11.1 Negation of Right to Dissolve by Will of Member.

            (a) Provided that neither party is in breach of this Agreement, no Member shall have the right to terminate this Agreement or dissolve the Company by its express will or withdrawal without the express written consent of all of the other Members.

            (b) The Company shall continue until dissolved and terminated pursuant to the terms of this Agreement or the Act. In the event of a dissolution upon agreement of the Members, the parties shall designate the "Liquidating Member" with full power and authority to liquidate all of the assets of the Company.

            (c) The events of dissolution shall be: (i) agreement of the Members, (ii) expiration of the Term or (iii) as otherwise provided in this Agreement or the Act.

      11.2 Winding Up of the Company. Upon dissolution of the Company, the Company's business shall be wound up and all its assets distributed in liquidation, provided, however, that the Members acknowledge and agree that, in the event of a dissolution of the Company, the business of the Company shall be operated in the normal course of events during the winding up period (except for sales of assets or the business, or parts thereof, as approved by the Liquidating Member). In the event that Company cannot sell all of its distribution rights in the Video, then prior to dissolution of the Company, each Member shall be assigned its pro rata share of the copyright in the Video; provided that no Member may exploit its rights in the copyright without the prior written approval of all other Members.

                                   ARTICLE 12
                                     NOTICES

      12.1 Notices. No notice or other communication hereunder shall be sufficient to affect any rights, remedies or obligations of any party hereto unless such notice or communication is in writing and delivered to the person or persons whose rights, remedies or obligations are affected, and is hand delivered, sent via facsimile transmission, delivered by prepaid overnight courier service or mailed by prepaid certified mail, return receipt requested, addressed to the respective and appropriate party at the addresses indicated herein. Notice shall be deemed sufficient upon hand delivery, facsimile transmission, one day after deposit with such overnight courier service, or three days after such mailing, as the case may be. The initial addresses for the Members are as follows:

                  SU Productions LLC
                  18034 Ventura Boulevard, #236
                  Encino, CA  91316-3516

                  NT Media Corp.
                  9595 Wilshire Boulevard
                  Suite 700
                  Beverly Hills, CA  90212

      12.2 Copies. A copy of any notice, service of process or other document in the nature thereof relating to the Company, received by any Member from anyone other than another Member shall be delivered by the receiving Member to the other Members as soon as practicable.

                                   ARTICLE 13
                                  MISCELLANEOUS

      13.1 Governing Law: Ownership . Except as is expressly herein stipulated to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The validity, performance, and all matters relating to the interpretation and effect of this Agreement shall be governed by the internal law in effect in the State of California, without regard to principles of law (such as "conflicts of law") that might make the law of some other jurisdiction applicable. The interest of each Member in the Company shall be personal property for all purposes. All real and other property (including without limitation the distribution rights in the Video) owned by the Company shall be deemed owned by the Company, and no Member, individually, shall have any individual ownership rights in and to such property.


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

      13.2 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of any party hereunder shall be in writing.

      13.3 Arbitration: Jurisdiction. Any dispute arising out of or related to the Company or a Member shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association and a judgment on an award may be enforced in any court of competent jurisdiction. Each of the parties agrees to personal jurisdiction in any action brought in any arbitration or court (whether federal or state), within the State of California having subject matter jurisdiction arising under this Agreement.

      13.4 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing among the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company.

      13.5 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective successors and permitted assigns.

      13.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same Agreement.

      13.7 Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by each of the Members.

      13.8 Severability. If any provision of this Agreement or the application thereof to any person, entity, or circumstance shall be held to be invalid or unenforceable to any extent, then the remainder of this Agreement and the application of such provision to other persons, entities, or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      15.12 Conflict Waiver. The parties hereto acknowledge that the law firm of Wyman & Isaacs LLP and Robert Wyman (collectively "W&I") have represented Member A and Michael Swerdlick in the past. The parties hereto waive any conflict or any potential conflict which may exist as a result of W&I's prior representation of Member A and with respect to the drafting of this Agreement on behalf of the Company, or the future representation by W&I of the Company, including but not limited to legal services related to the Video.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        SU Productions LLC


                                        By:
                                            ------------------------------------
                                            Michael Swerdlick, Managing Member


                                        NT Media Corp.


                                        By:
                                            ------------------------------------
                                        Its:
                                            ------------------------------------

                                  Schedule "A"

This is the Schedule of the initial "Cash Contributions" to the Company pursuant to paragraph 5.1 of the Operating Agreement for SU Distribution LLC.

   Member                Cash Contribution
   ------                -----------------

   SUProductions LLC     An amount as mutually approved by the Members but in
   ("Member A")          no event less than Twenty-Thousand Dollars ($20,000) or
                         more than Four Hundred Thousand Dollars ($40,000);

   NT Media              An amount as mutually approved by the Members but in
   ("Member B")          no event less than One Hundred Thousand Dollars
                         ($100,000) or more than Two Hundred Thousand Dollars
                         ($200,000);

provided that at all times the ratio of the Cash Contributions between the Members shall be one-sixth (1/6) by Member A and five-sixth (5/6) by Member B.


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

                                  Schedule "B"
                              As of October 8, 2004

Member A Cash Contribution Schedule

2/23/04      $8,000.00
3/8/04       $1,500.00
3/23/04      $5,000.00 plus $1,000.00 as salary advance not deposited
6/7/04       $8,000.00 plus $1,000.00 as salary advance not deposited
7/8/04       $6,000.00
10/7/04      $4,000.00

Total: $32,500.00 plus $2,000.00 as salary advance not deposited = $34,500.00

Member B Cash Contribution Schedule

1/28/04      $5,000.00     Wyman & Isaacs
2/26/04      $30,000.00    SU Productions
3/22/04      $30,000.00    SU Productions
4/30/04      $7,500.00     SU Productions
6/18/04      $45,000.00    SU Productions - Cashiers Check
7/23/04      $30,000.00    SU Productions - Cashiers Check

Total:       $147,500.00


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